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                                                                    EXHIBIT 11

BANC ONE CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000'S, EXCEPT PER SHARE AMOUNTS)

                                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------------------
                                                                      1996                1995               1994
                                                                  ----------------------------------------------------
PRIMARY:
  EARNINGS:
    Net income                                                    $ 1,426,533         $ 1,277,863         $ 1,005,109
    Deduct: Dividends on preferred shares                              16,364              17,487              17,492
                                                                  -----------         -----------         -----------
                                                                  $ 1,410,169         $ 1,260,376         $   987,617
                                                                  ===========         ===========         ===========

  SHARES:
    Weighted average common shares outstanding                        433,959             432,093             446,645
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                             2,968               1,230               1,473
                                                                  -----------         -----------         -----------
  Weighted average common shares outstanding,
    as adjusted                                                       436,927             433,323             448,118
                                                                  ===========         ===========         ===========
PRIMARY EARNINGS PER COMMON SHARE                                 $      3.23         $      2.91         $      2.20
                                                                  ===========         ===========         ===========
FULLY DILUTED:
  EARNINGS:
    Net income                                                    $ 1,426,533         $ 1,277,863         $ 1,005,109
                                                                  ===========         ===========         ===========
  SHARES:
    Weighted average common shares outstanding                        433,959             432,093             446,645
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                             3,734               1,945               1,473
    Add: Conversion of preferred stock                                  9,106               9,639               9,642
                                                                  ===========         ===========         ===========
  Weighted average common shares outstanding,
    as adjusted                                                       446,799             443,677             457,760
                                                                  ===========         ===========         ===========
FULLY DILUTED EARNINGS PER COMMON SHARE                           $      3.19         $      2.88         $      2.20
                                                                  ===========         ===========         ===========